Articles of Amendment - Business/Professional Corporation

Secretary of State - Corporation Division - 255 Capitol St. NE, Suite 151 - Salem, OR [illegible] - sos.oregon.gov/business - Phone: (503) 986-2200

FILED: JUN 12, 2025
OREGON SECRETARY OF STATE

7793615-27849304
NWPX INFRASTRUCTURE, INC.
AMDART

REGISTRY NUMBER: 077936-15

In accordance with Oregon Revised Statute 192.410-192.490, the information on this application is public record. We must release this information to all parties upon request and it will be posted on our website.

Please Type or Print Legibly in **Black** Ink. Attach Additional Sheet if Necessary.

1. **ENTITY NAME:** Northwest Pipe Company

2. **THE FOLLOWING AMENDMENT(S) TO THE ARTICLES OF INCORPORATION IS MADE HEREBY:** State the article number(s) and set forth the article(s) as it is amended to read. (Attach a separate sheet if necessary.)

Article I is hereby amended in its entirety and replaced with the following:

ARTICLE I

The name of this Corporation shall be NWPX Infrastructure, Inc. and its duration shall be perpetual.

3. **THE AMENDMENT WAS ADOPTED ON:** 6/12/2025
(If more than one amendment was adopted, identify the date of adoption of each amendment.)

4. **PLEASE CHECK THE APPROPRIATE STATEMENT:**

- Shareholder action was required to adopt the amendment(s).

The vote was as follows:

Class or series of shares	Number of shares outstanding	Number of votes entitled to be cast	Number of votes cast FOR	Number of votes cast AGAINST
Common Stock	9,905,797	9,905,797	9,126,628	7,578

- Shareholder action was not required to adopt the amendment(s). The amendment(s) was adopted by the board of directors without shareholder action.
- The corporation has not issued any shares of stock. Shareholder action was not required to adopt the amendment(s). The amendment(s) was adopted by the incorporators or by the board of directors.

5. **Principal Place of Business** (Physical Street Address)

201 NE Park Plaza Drive, Suite 100
Vancouver, WA 98684

6. **INDIVIDUAL WITH DIRECT KNOWLEDGE** (Name and Address)
List the name and address of at least one individual who is a director, or controlling shareholder of the corporation or an authorized representative with direct knowledge of the operations and business activities of the corporation.

Aaron Wilkins
201 NE Park Plaza Drive, Suite 100
Vancouver, WA 98684

7. **EXECUTION:**
I declare as an authorized signer, under penalty of perjury, that this document does not fraudulently conceal, fraudulently obscure, fraudulently alter or otherwise misrepresent the identity of the person or any officers, directors, employees or agents of the corporation. This filing has been examined by me and is, to the best of my knowledge and belief true, correct, and complete. Making false statements in this document is against the law and may be penalized by fines, imprisonment or both.

Signature:	Printed Name:	Title:
	Aaron Wilkins	Secretary

CONTACT NAME: (To resolve questions with this filing)
Alison Pear

PHONE NUMBER: (Include area code)
(503) 226-8636

FEES

Required Processing Fee $100

Processing Fees are nonrefundable. Please make check payable to "Corporation Division".

Free copies are available at sos.oregon.gov/business using the Business Name Search program.